Exhibit 99.1

MEDIA AND
INVESTOR
	RELATIONS	Karen L. Taylor
March 12, 2008	CONTACT:
	Phone:	303/633-2913
	24-Hour:	303/809-9160
DCP MIDSTREAM PARTNERS PRICES PUBLIC OFFERING
OF COMMON UNITS
DENVER – DCP Midstream Partners, LP (NYSE: DPM) (the “Partnership”) today announced that it has priced an underwritten public offering of 4,250,000 of its common units representing limited partner interests at $32.44 per unit. The offering is expected to close on March 17, 2008. The Partnership also granted the underwriters a 30-day option to purchase up to an additional 637,500 common units to satisfy any over-allotments.
The Partnership expects net proceeds from the offering will be approximately $132.1 million. The Partnership will use the net proceeds from this offering, together with cash on hand, to purchase $150 million of United States Treasury or other qualifying securities. In connection with the offering, the Partnership will borrow an additional $150 million under its existing term loan facility. The United States Treasury or other qualifying securities purchased will be assigned as collateral to secure the Partnership’s additional borrowings under the term loan facility. The proceeds of the additional term loan borrowings will be used to repay amounts outstanding under the Partnership’s revolving credit facility. The Partnership intends to use any proceeds from any exercise of the over-allotment option to further pay down amounts outstanding under the revolving credit facility and for general working capital purposes.
Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC are joint book-running managers for the offering. In addition, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC and Credit Suisse Securities (USA) LLC are co-managers for the offering.
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A copy of the prospectus supplement and accompanying base prospectus for the offering may be obtained from the underwriters as follows:

Citigroup Global Markets Inc.	Wachovia Capital Markets, LLC
Brooklyn Army Terminal	Equity Syndicate Department
Attn: Prospectus Delivery Department	375 Park Avenue
140 58th Street	New York, New York 10152
Brooklyn, New York 11220	(Email: equity.syndicate@wachovia.com)
Tel: 718-765-6732
The common units were offered pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This offering may be made only by means of a prospectus supplement and accompanying base prospectuses.
DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas, transports and markets natural gas liquids, and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips.
This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Statements about the offering are also forward-looking statements. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to
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certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are:
•	the level and success of natural gas drilling around our assets and our ability to connect supplies to our gathering and processing systems in light of competition;

•	our ability to grow through acquisitions, asset contributions from our parents, or organic growth projects, and the successful integration and future performance of such assets;

•	our ability to access the debt and equity markets;

•	fluctuations in oil, natural gas, propane and other NGL prices; our ability to purchase propane from our principal suppliers for our wholesale propane logistics business; and

•	the credit worthiness of counterparties to our transactions.
Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.
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